                              EMPLOYMENT AGREEMENT


                  Employment Agreement ("Agreement") made this day of October 1997, between PureTec Corporation ("Employer") and Fred W. Broling ("Employee").

                  The parties agree as follows:

                  1. Term of Agreement. Subject to paragraph 13, the term of this Agreement will commence on the date of the closing of the transaction whereby Tekni- Plex, Inc. ("Tekni-Plex"), purchases the outstanding common stock of Employer, and shall continue for two (2) years or until terminated as provided in paragraph 5, whichever is sooner.

                  2. Duties of Employee. Employee shall be employed in the position of Consultant. Employee's duties shall include such services and duties as may be assigned from time to time by Employer.

                  3. Time and Efforts. Employee will be available to perform his duties and services under this Agreement on the basis of twenty percent (20%) of the time he devoted to his position as Chairman of the Board of Employer, but no more than eight (8) hours per week, in the aggregate. Employee will at all times faithfully and industriously and to the best of Employee's ability, experience and talents perform all of the services and duties that may be required to the satisfaction of Employer. Employer will make a reasonable attempt to schedule such services and duties at times that are reasonably convenient to both parties; provided however that in the event of a conflict between Employer's business and Employees non-Employer related activities, Employer's business will be paramount.

                  4. Compensation. In full payment for Employee's performance, Employer shall pay to Employee compensation determined in accordance with this paragraph 4. The Employee shall not be paid or accept any additional salary, remuneration, compensation, bonus, gift or gratuity on account of Employee's performance or services.

                  4.1 Salary. Employee shall receive a monthly salary in the amount of $12,500.00 (less normal payroll deductions). Such salary will be paid at the same intervals as Employer pays the salary of its executive level employees.

                  4.2 Expenses. Employer shall, in accordance with its established policies, reimburse Employee for all reasonable and necessary business expenses incurred by Employee in the discharge of Employee's duties.

                  4.3 Group Insurance. Employee will receive group insurance coverage under the terms of the then-existing Employer's policy available to Employer's executive-level employees.


                  5.       Termination.

                  5.1 This Agreement may be terminated at any time by written notice to Employee, if Employee engages in criminal conduct, gross negligence, wilfully violates any law, breaches this Agreement, or fails, refuses or neglects to perform any of Employee's obligations under this Agreement. Termination shall be effective upon the date set forth in such notice. Notwithstanding the foregoing, except serious misconduct which justifies immediate termination, prior to terminating Employee, Employer shall give Employee (a) reasonable written notice setting forth the reasons for Employer's intention to terminate this Agreement; and (b) an opportunity to cure such acts or failure to act during the thirty-day period following the Employee's receipt of such notice.

                  5.2 Upon termination for any reason:

                  (1) All of Employer's obligations under this Agreement cease, except Employer shall be liable to Employee for that portion of the salary fully earned and unpaid under paragraph 4.1 above, as of the termination date. Employee's obligations under paragraphs 6, 7, 10 and 11 shall continue in full force. In addition, paragraphs 15, 16, 17, 18, 19, 22, 23 and 24 shall continue in full force and effect with regard to any dispute or Claim as defined in paragraph 15.

                  (2) Employee will immediately return any and all Employer files, records, documents, plans, drawings, specifications, equipment, pictures, videotapes, and papers or other documents or similar items including any copies or abstracts thereof, concerning the business or operations of Employer, its parent or subsidiary, or any affiliated entity of any of the foregoing, whether prepared by Employee or otherwise coming into Employee's possession or control.

                  (3) Employee will not solicit or assist any third party in any arbitration, litigation, proceeding before an administrative agency, or any other action, whether threatened or actual, against Employer, its parent, any subsidiary, affiliated entity of any of the foregoing or any of their officers or representatives, relating to anything occurring prior to the date of the termination of Employee's employment, except as compelled by order of a court.

                  (4) Employee will cooperate with and assist Employer, its parent, any subsidiary, affiliated entity of any of the foregoing or any of their officers or representatives, its officers, directors, employees and their agents and representatives, in the orderly transition of management and assist and cooperate, including, but not limited to testifying or providing information to Employer, its parent, any subsidiary, affiliated entity of any of the foregoing or any of their officers or representatives, in the investigation, preparation or handling of any actual or threatened court action, arbitration or administrative proceeding involving any matter that arose during, related to or in connection with the period of Employee's employment. Such assistance and cooperation will be rendered at times and places convenient to the parties.


                  6.       Inventions and Patents.

                  6.1 Employee shall promptly disclose and assign to Employer all of Employee's right, title and interest in and to any and all of Employee's ideas, inventions, discoveries or creations which are or may become legally protectable or recognized improvements thereto, including but not limited to designs, computer programs, algorithm, methods, manufacturing techniques, writings, processes, formulas, illustrations, pictures and other works of authorship, illustrations and pictures which Employee, solely or jointly, has, or may in the future have, conceived, become acquainted with, made or reduced to practice or developed in whole or part on Employer time or as a result of, in relation to or in connection with Employee's employment with Employer; provided, however, that Employee shall not assign to Employer those ideas, inventions, discoveries or creations set forth in Exhibit A.

                  6.2 Employee shall execute and deliver to Employer or its attorneys, without additional compensation, with Employer covering all actual and reasonable costs thereof (which costs shall be approved by Employer in writing in advance of the incurrence thereof), any and all agreements, documents or other instruments including, but not limited to, United States and foreign patent applications, agreements, documents or other instruments to secure priority rights under the International Convention for the Protection of Industrial Property, applications for securing or registering any property rights assigned hereunder, and to do any and all lawful acts which in the judgment of Employer or its attorneys may be necessary or desirable to secure, maintain, enforce or protect, for the benefit of Employer, its parent or any subsidiary, patents or other proprietary rights in the United States and all foreign countries or entities with respect to the property rights to be assigned hereunder.

                  6.3 Employee shall disclose to Employer or its attorneys, in writing, as promptly as practicable after Employee becomes aware of any information concerning or relating to any and all property rights referred to in paragraph 6 hereof.

                  6.4 It is understood that the election of whether or not to file a patent application or any other document or filing whatsoever on any such disclosure submitted by Employee to Employer, or its attorneys, pursuant to this paragraph 6 and the manner of preparation of any and all United States or foreign patent applications or any other document or filing whatsoever, if any, or to proceed with any investigation or prosecution of any matter covered by this paragraph 6, shall be wholly within the discretion of Employer. If Employee petitions in writing to Employer for a release of any rights hereunder granted, Employer shall promptly consider and act on such petition, but is not obligated to release any of its rights.

                  6.5 Employee represents and warrants that Employee has no continuing obligations with respect to the assignment of ideas, inventions, discoveries or creations to any previous employer or to any other person or entity and that Employee does not claim any interest in any previous patented or unpatented ideas, inventions, discoveries or creations. Employee represents and warrants that all new ideas, inventions, discoveries, and creations made or developed by Employee for Employer shall be original by Employee and shall not knowingly infringe upon or violate any agreement, patent, copyright, trade secret information or other property right of any third party.

                  7. Trade Secrets and Confidential and Proprietary Information of Employer. Employee understands and agrees that the trade secrets and confidential and proprietary information of Employer are valuable to Employer and are essential in the operations of Employer's business.

                  7.1 Employee has had, and will continue to have access to, or may acquire and become acquainted with various trade secrets and confidential and proprietary information ("proprietary information") relating to Employer's activities, business, services, operations, guests and customers, including, but not limited to: information about customers; customer, employee, supplier, and distributor lists; contacts, addresses, information about employees and employee relations; training manuals and procedures; recruitment methods and procedures; employment contracts; employee handbooks; information about customers; information about suppliers; activities of employees, officers, directors, agents and representatives; information about Employer's owner, its affiliates; price lists; costs and expenses; documents; budgets; proposals; financial information; inventions; patterns; processes; formulas; computer programs; information about development, manufacturing, sales and marketing programs and techniques; information about recruitment and distribution techniques, specifications; and tapes and compilations of information; and other information that is not generally known to the public. The proprietary information is owned by Employer, its parent, any subsidiary, affiliate or any related entity of any of the foregoing, or customers of any of the foregoing, is used in the operation of Employer's, its parent, any subsidiary, affiliate or any related entity of any of the foregoing, or customer's business.

                  7.2 Employee shall hold in strictest confidence and shall not (other than as specifically allowed in writing by Employer) disclose or use any proprietary information, directly or indirectly, either during the term of Employee's employment, or at any time thereafter, except as required by Employer in the course of Employee's employment.

                  7.3 All items referred to in this paragraph 7 and similar items relating to the business of Employer, its parent, any subsidiary or affiliated entity of any of the foregoing or a customer, whether prepared by Employee or otherwise, shall remain the exclusive property of Employer, its parent, any subsidiary or affiliated entity of any of the foregoing or customer and shall not be removed from Employer's premises or the premises of its parent, any subsidiary or affiliated entity of any of the foregoing or customer's without prior written consent of Employer. Employee shall not copy or reproduce such documents or other materials for the use or benefit of any person or entity other than Employer without Employer's prior written permission.

                  7.4 The remedy at law for breach of this paragraph 7 is

inadequate and Employer, in addition to any other remedy, can seek appropriate injunctive relief from an appropriate court or arbitrator, at Employer's election, pursuant to paragraph 16 below.

                  8. Compliance with Employer Policies. Employee will be subject to and will adhere to all of Employer's policies and procedures applicable to Employer's employees generally, including, but not limited to, all policies relating to standards of conduct, conflicts of interest, and compliance with Employer's rules, regulations and policies.

                  9. Exclusivity of Employment. During the term of this Agreement, Employee shall not (a) engage in any activity that is competitive with the business of Employer; (b) attempt to influence any of Employer's customers, potential customers, suppliers, or the employees, directors, officers, agents or representatives of any of the foregoing, either to divert their business, or to perform services for, any of Employer's competitors or to become an employee, agent or representatives of any of Employer's competitors; or (c) form, attempt to form or discuss the formation of any business competitive with Employer, its parent, any subsidiary or affiliated entity of any of the foregoing with any third person or entity.

                  10. Performance of Service for a Company Other Than Employer. Employee will not, directly or indirectly, solicit, assist in solicitation, provide services, or assist in the provision of services to any customer, supplier, competitor, developer, distributor or manufacturer of Employer, its parent, any subsidiary or any affiliated entity of any of the foregoing, during the term of this Agreement, or for a period of 3 years thereafter. Notwithstanding the above recital, and the three-year limitation set forth herein, the terms of paragraph 7 related to trade secrets, confidential and proprietary information shall continue in full force and effect forever.

                  11. No Solicitation of Employees. Employee will not, either during the term of this Agreement or at any time thereafter, attempt to solicit or influence any of Employer's employees to: (a) become employees of, or render services to, any other employer, business, person or entity; (b) engage in any business or commercial undertaking not sponsored by Employer, without Employer's prior written permission; (c) leave Employer's employment; or (d) engage in any activity contrary to or conflicting with the interests of Employer, while the employee is employed at Employer. The remedy at law for breach of this paragraph is inadequate and Employer, in addition to any other remedy, can seek appropriate injunctive relief from an appropriate court or arbitrator, at its election, pursuant to paragraph 16.

                  12. Ownership in Competing Business. During employment with Employer, neither Employee, nor a member of Employee's immediate family shall own or have a financial interest in any entity with which Employer, its parent, any subsidiary or any affiliated entity of any of the foregoing, in any way conducts business or competes, except with prior written authorization by the President of Employer. In addition, neither Employee nor a member of Employee's immediate family shall enter into any transaction with any person or entity which Employee knows or should know is, or is closely connected with, a customer of Employer, its parent, any subsidiary or any affiliated entity of any of the foregoing, or significantly affected by the work or activities of Employer, its parent, any subsidiary or any affiliated entity of any of the foregoing, except with prior written authorization by the President of Employer. This paragraph 12 shall not apply to the ownership of non-restricted shares constituting less than five percent (5%) of all outstanding shares in a publicly held corporation. Employee will promptly notify Employer, in writing, in the event Employee's spouse, child or other immediate family member becomes employed by a vendor or competitor of Employer.

                  13. Effective Date of Certain Provisions. Paragraphs 5, 6, 7, 8, 9, 10, 11, 12, 15, 16, 17, 18 and 19 shall be effective as of Employee's Hire Date, which is October 1, 1976.

                  14. Relief From Duties. If for any reason, Employee is unable to perform the essential functions of Employee's job in a manner satisfactory to Employer due to disability or otherwise, without waiving its rights under paragraph 5, Employer reserves the right to relieve Employee of all duties and responsibilities without further compensation or benefits, until Employer is assured to its satisfaction, that Employee is able to perform all essential job functions on a full-time basis with or without reasonable accommodation. Subject to applicable law: (a) Employer reserves the right to hire a permanent replacement when Employee is relieved of all duties and responsibilities under this paragraph, and (b) there is no guarantee that Employee's position will be available when, if ever, Employee is ready to resume Employee's normal duties. If appropriate, Employer may require Employee to be examined by a physician chosen by Employer, at Employer's expense prior to Employee's resumption of normal duties.

                  15. Dispute Resolution Procedure. If a Claim (as defined below) arises, whether or not arising out of Employee's employment, termination of employment, or otherwise, that the Employer may have against Employee, or that Employee may have against the Employer or against its parent, subsidiaries, affiliated entities of any of the foregoing, the shareholders, officers, directors, employees, agents or any other representatives of any of the foregoing, such Claim shall be resolved in accordance with the procedure set forth below. A Claim must be processed in the manner set forth below, otherwise the Claim shall be void and deemed waived even if there is a federal or state statute of limitations which would allow more time to pursue the Claim.

                  15.1 Within one (1) year from the date that the aggrieved party knew or should have known of the facts that gave rise to the Claim, the aggrieved party must give written notice of the Claim to the other party hereto. The parties will hold informal discussions and attempt to resolve the Claim. If written notice of the Claim is not given within the one (1) year period, the Claim will be deemed to be time-barred.

                  15.2 If the Claim is not resolved within 30 days after the written notice of the Claim was given pursuant to paragraph 15.1, the parties agree to immediately participate in good faith in a mediation conducted pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA"). If the mediation fails to resolve the Claim, either party may initiate arbitration by serving upon the other party written Demand for Arbitration and by filing the Demand for Arbitration in conformance with the rules of the AAA. The written Demand for Arbitration must be served within 45 days after the conclusion of the mediation.

                  15.3 The written Demand for Arbitration shall describe the factual basis of all Claims asserted, and shall be served upon the other party hereto by certified or registered mail, return receipt requested. If Demand for Arbitration is not served within the applicable time period, the Claim will be deemed to be time-barred.

                  15.4 Written notice or Demand for Arbitration, or both, to Employee will be mailed to Employee's address as it appears in the Employer's records. Written notice or Demand for Arbitration, or both, to the Employer, or its officers, directors, employees or agents, shall be sent to Tekni-Plex, Inc., 201 Industrial Parkway, Somerville, NJ 08876, Attention: Dr. F. Patrick Smith.

                  15.5 The arbitration shall be conducted in accordance with the then-current Employment Dispute Resolution Rules of the AAA before a single arbitrator.


                  (1) At least fourteen (14) days before the arbitration, the parties must exchange lists of witnesses, including any experts, and copies of all exhibits intended to be used at the arbitration.

                  (2) The arbitrator will have no authority to: (a) adopt new Employer policies or procedures, (b) modify this Agreement or existing Employer policies, procedures, wages or benefits, or (c) in the absence of a written waiver pursuant to paragraph 15.11 below, hear or decide any matter that was not processed in accordance with this Agreement. The arbitrator shall have exclusive authority to resolve any Claim, including, but not limited to, any contention that all or any part of this Agreement is void or voidable. The arbitrator will have the authority to award any form of remedy or damages that would be available in a court of law.

                  (3) The parties shall each pay one-half of the fees of the American Arbitration Association and the arbitrator. The parties will pay their own attorneys' fees and expenses associated with the arbitration.

                  15.6 EACH PARTY WAIVES THE RIGHT TO A JURY TRIAL OR COURT TRIAL. THE SOLE AND EXCLUSIVE METHOD TO RESOLVE ANY CLAIM IS ARBITRATION AS PROVIDED IN THIS AGREEMENT. Subject to paragraph 15.9, neither party shall initiate or prosecute any lawsuit in any way related to any Claim covered by this Agreement. To the extent permitted by law, Employee agrees not to initiate or prosecute against Employer any administrative action (other than an administrative charge of discrimination) in any way related to any Claim covered by this Agreement.

                  15.7 The arbitration will be conducted in private, and will not be open to the public or the media. The testimony and other evidence presented, and the results of the arbitration, unless otherwise agreed to in writing by both parties, are confidential and may not be made public or reported in any way or through any means, including, but not limited to, to any news agency or legal publisher or service, except pursuant to a court order, provided that Employer or Employee shall give written notice, as soon as reasonably practicable after it becomes aware or should have become aware of any judicial proceeding to enable the other to seek a protective order before disclosure occurs.

                  15.8 The arbitrator shall render a written decision and award (the "Award"), which shall set forth the facts and reasons that support the Award. The Award shall be final and binding on the parties, and judgment may be entered on the arbitrator's award in any court of competent jurisdiction.

                  15.9 The term "Claim" is defined to include, but is not limited to, controversies relating to: compensation or benefits, breach of any contract, torts, discrimination under state, federal or local law; and violation of any federal, state, or other governmental law, statute, regulation, or ordinance. However, this Dispute Resolution Procedure shall not apply to any
Claim: for workers' compensation or unemployment benefits. Claims by Employer for injunctive and/or other equitable relief for any Claim including, but not limited to, (i) unfair competition, or (ii) the use and/or unauthorized disclosure of proprietary information, or (iii) the solicitation or influence of Employer's employees, may at Employer's election be brought either in arbitration or in a court. If Employer seeks injunctive relief in court, it may then proceed with arbitration under this Agreement.

                  15.10 For the purpose of this paragraph 15, the term "Employer" is defined to include its shareholders, officers and directors, its parent and all subsidiary and related or affiliated entities and their shareholders, officers and directors, all benefit plans, the benefit plans' sponsors, fiduciaries, administrators, affiliates, and all successors and assigns of any of them.

                  15.11 Either party, in their sole discretion, may, in writing, waive, in whole or in part, the other's failure to follow any time limit or other requirement set forth in this Agreement. Any such waiver shall not be deemed the waiver of any other time limit or requirement or any subsequent failure to follow any time limit or other requirement.

                  16. Injunctive Relief. The services of Employee, as well as the proprietary information of Employer are of a special, unique, unusual and extraordinary nature, which gives them a peculiar value, the loss of which cannot reasonably or adequately be compensated for in damages in an action at law. The breach by Employee of any provision of this Agreement would cause the Employer irreparable injury and damage, the measure of which could not be adequately measured at law. Employer shall be entitled, as a matter of right in addition to and without the prejudice of any other right or remedy, to injunctive and other equitable relief in an appropriate court to prevent the violation of any provision of this Agreement by Employee and/or to cause Employee to comply with the respective provisions hereof, as applicable.

Employee hereby consents to the granting of such injunctive or other equitable relief, provided notice pursuant to paragraph 18, of such action is given to Employee. The exercise by Employer of any of its rights hereunder shall not constitute a waiver by Employer of any other rights which it may have to damages or otherwise.

                  17. Consent to Jurisdiction. All legal proceedings in connection with this Agreement shall be undertaken before an arbitrator pursuant to paragraph 15, except that claims for injunctive or other equitable relief, or extraordinary writs, may, at the option of Employer, be brought in a proper court in the State of New Jersey. Employer's election to seek such relief in court shall not constitute a waiver of arbitration pursuant to paragraph 15, but shall be used to preserve the status quo pending arbitration. Both parties hereby consent to the jurisdiction of any arbitrator or court, state or federal, in the State of New Jersey, provided notice is given, as provided in paragraph 18 below, of the commencement of such action. Any court of competent jurisdiction may enforce the decision of the arbitrator as such decision is determined pursuant to paragraph 15.

                 18. Notice. Any notices to be given hereunder shall be deemed given upon mailing thereof, if mailed by certified mail, return receipt requested, to the following addresses (or to such other address or addresses, as shall be specified in any notice given):

                           In the case of Employer:

                           Tekni-Plex, Inc.
                           201 Industrial Parkway
                           Somerville, NJ 08876
                           Attention:  Dr. Patrick Smith


                           In the case of the Employee:

                           Mr. Fred W. Broling

                  19. Entire Agreement. This Agreement is an integrated document which embodies the entire understanding between the parties and supersedes all prior discussions, communications, understandings or agreements between them relating in any way, directly or indirectly, to Employee's employment with Employer or the matters covered by this Agreement. No party shall be bound by any definitions, conditions, agreements, warranties, or representations other than as expressly stated in this Agreement or as subsequently set forth in a writing signed by the duly authorized representatives of all of the parties hereto or the party whose rights are affected.

                  20. No Oral Change; Amendment. This Agreement may be amended or modified only in writing signed by both parties. Any provision hereof may only be waived in or by a writing signed by the party against whom enforcement of any waiver is sought. No waiver of any provision or breach shall be deemed a waiver of any other provision or breach of any subsequent application of any provision or any subsequent breach.


                  21. Enforceability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable, the remaining portions of this Agreement will continue to be valid and will be performed, construed and enforced to the fullest extent permitted by law, and the invalid, illegal or unenforceable term will be deemed amended and limited in accordance with the intent of the parties, as determined from the face of the Agreement, to the extent necessary to permit the maximum enforceability and/or validation of such term or provision.

                  22. Governing Law. This Agreement will be governed by the laws of the State of New Jersey applicable to employment contracts without giving effect to any conflict of law provisions thereof.

                  23. Binding Effect. This Agreement shall be binding on Employee's heirs, executors, administrators and estate. Employer may assign its rights and obligations under this Agreement to any successor entity. Employee is prohibited from assigning his rights, duties or obligations under this Agreement, and any purported assignment by Employee shall be null and void.

                  24. Titles. The titles in this Agreement are for the convenience of the parties and the Agreement shall be interpreted without reference thereto.

                  25. Merger of Employer. If Employer shall at any time be merged or consolidated into or with any other corporation or if substantially all of the assets of Employer are transferred to another corporation, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation resulting from such merger or consolidation or to which such assets shall be transferred, and this provision shall apply in the event of any subsequent merger, consolidation, or transfer.

                  26. Attorneys' Fees. In the event that any of the parties must resort to legal action in order to enforce the provisions of this Agreement or to defend such suit, the prevailing party shall be entitled to receive reimbursement from the non-prevailing party for all reasonable attorneys' fees and all other costs incurred in commencing or defending such suit.

                  27. General Release. Employee, for Employee and for Employee's heirs, executors, administrators, successors, and assigns, does hereby fully and forever release and discharge Tekni-Plex and Employer, and their parent and related companies, including its affiliated and subsidiary corporations, and their shareholders, employees and former employees, agents, directors, officers, attorneys, predecessors, successors, assigns, heirs, executors, administrators, and all other persons, firms, corporations, associations, partnerships, or entities having any legal relationship to any of them, of and from any and all claims, demands, causes of action, charges and grievances, of whatever kind or nature, whether known or unknown, suspected or unsuspected, which Employee now owns or holds or has at any time before this date owned or held against any of them, including, but not limited to, any and all claims, demands, causes of action, charges, and grievances: (1) which are alleged about, set forth in, arise out of, or are in any way connected with any transactions, occurrences, acts or omissions concerning any loss, damage or injury whatsoever resulting from any act committed or omission made prior to the effective date of this Agreement;
(2) which are alleged about, set forth in, arise out of, or are in any way connected with Employee's employment with Employer, the change in Employee's position or status, or the termination of Employee's employment with Employer, or (3) which are related to or concern (I) violation of local, state or federal law, including but not limited to the federal Age Discrimination in Employment Act and Worker Adjustment and Retraining Notification Act ("WARN"); and (ii) wrongful termination, breach of the covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, defamation, invasion of privacy, breach of employment contract, fraud or negligent misrepresentation, or any other tort cause of action. Any and all benefits and amounts paid to or on behalf of Employee shall apply toward any obligation of Employer under WARN, if any. Nothing contained herein shall be construed so as to apply to or in any way limit the indemnification rights which Employee may have pursuant to Section
6.03 of the Agreement and Plan of Merger, dated November 11, 1997, among PureTec Corporation, Plastic Specialties & Technologies, Inc., Tekni-Plex, Inc. and P.T. Holding, Inc.

                  27.1 Employer has advised Employee to consult with independent legal counsel prior to executing this Agreement

                  27.2 Employee has forty-five (45) days after receipt of this Agreement within which to consider the Agreement and seven (7) days following Employee's execution of the Agreement to revoke the Agreement. This Agreement was received by Employee on October 27, 1997.

                  27.3 This Agreement is effective and enforceable on the eighth
(8th) day following the date of execution of this Agreement by Employee, if it is also executed by Employer, and if Employee returns to Employer an executed Certificate of Non-Revocation of Employment Agreement, in the form of Exhibit B, no earlier than on the eighth (8th) day following the date of execution of this Agreement.

                  27.4 This agreement and the benefits provided hereunder are intended to supersede and replace any severance payment that Employee would have received, if his employment were terminated after the purchase of Employer's shares by Tekni-Plex, under any Severance Pay Plan that may be adopted.


                            INTENTIONALLY LEFT BLANK

                  28. Employee Acknowledgment. Employee acknowledges that
Employee: (a) has carefully read this Agreement, and has voluntarily agreed to its terms, and (b) has been given the opportunity to discuss this Agreement with Employee's private legal counsel and has utilized that opportunity to the extent

Employee wishes to do so.


                  NOTICE: BY SIGNING THIS AGREEMENT, YOU ARE
                  AGREEING THAT ALL DISPUTES WILL BE DECIDED BY
                  NEUTRAL ARBITRATION, AND YOU ARE GIVING UP YOUR
                  RIGHT TO A JURY TRIAL OR COURT TRIAL (SEE PARAGRAPH
                  15.6).

                  The date indicated and Employee's signature below acknowledges Employee's review, understanding and full, knowing and voluntary acceptance of the terms and conditions set forth in this Agreement.


                                  DATE:__________________________


                                  --------------------------------
                                            Fred W. Broling


                                  DATE:__________________________


                                  PureTec Corporation


                                  By:_____________________________
                                     [NAME]
                                     [TITLE]

                          LIST OF ITEMS REFERRED TO IN

                                  PARAGRAPH 6.1


                           NONE


                                                     EXHIBIT A

                          CERTIFICATE OF NON-REVOCATION
                             OF EMPLOYMENT AGREEMENT

                  I hereby certify and represent that seven (7) calendar days have passed since I signed the Employment Agreement ("Agreement") dated , 1997, and that I have NOT exercised my right to revoke my participation in the Agreement pursuant to the Older Workers Benefit Protection Act of 1990. I understand that PureTec Corporation, in providing me with the benefits due to me under the Agreement, is relying on this Certificate, and that I can no longer revoke the Agreement.

                                            Fred W. Broling


                                            Dated:

IMPORTANT:
                  This Certificate should be signed, dated and returned no earlier than on the eighth (8th) calendar day after the employee sign the Agreement.




                                                     EXHIBIT B